Exhibit 99.1

AMENDED AND RESTATED

VOTING AND SUPPORT AGREEMENT

This AMENDED AND RESTATED VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 24, 2018, is entered into by and among Mid-Atlantic Dental Services Holdings, LLC, a Delaware limited liability company (“Parent”), Bronco Acquisition, Inc., a Delaware corporation, and Frederic Birner (“Shareholder”), a shareholder of Birner Dental Management Services, Inc., a Colorado corporation (the “Company”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things and subject to the terms and conditions of the Merger Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”), and (ii) all outstanding shares of Company Common Stock will be cancelled and converted into the right to receive the Merger Consideration described in the Merger Agreement;

WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Securities (as defined below); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Shareholder enter into this Agreement, and Shareholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
COVENANTS OF SHAREHOLDER REGARDING THE VOTING SECURITIES

1.1       Agreement to Vote. Shareholder hereby irrevocably and unconditionally covenants and agrees that, until the termination of this Agreement, at any annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, Shareholder shall, in each case to the fullest extent that the Voting Securities (as defined below) are entitled to vote thereon, be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of the Voting Securities (i) in favor of (A) authorization and approval of the Merger Agreement and the approval of the transactions contemplated thereby and (B) each of the actions contemplated by the Merger Agreement in respect of which the Company’s shareholders is requested, including the authorization and approval of the Merger; (ii) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Shareholder contained in this Agreement or (B) result in any of the conditions set forth in Article VII of the Merger Agreement not being satisfied on or before the End Date; (iii) against any change in the Company Board of Directors; and (iv) against any Company Takeover Proposal and against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, any of its Subsidiaries or any of the Professional Corporations (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, management or intellectual property rights) of the Company, any of its Subsidiaries or any of the Professional Corporations, or any reorganization, recapitalization or liquidation of the Company, any of its Subsidiaries or any of the Professional Corporations, or (z) any change not required by the Merger Agreement in the present capitalization of the Company, any of its Subsidiaries or any of the Professional Corporations or any amendment or other change not required by the Merger Agreement to the Organizational Documents of the Company, any of its Subsidiaries or any of the Professional Corporations. Shareholder shall retain at all times the right to vote the Voting Securities in Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally. Shareholder agrees that the obligations specified in this Section 1.1 shall not be affected by any Company Adverse Recommendation Change except to the extent the Merger Agreement is terminated as a result thereof. For purposes of this Agreement, the term “Voting Securities” shall mean, collectively, those of the Subject Securities set forth on Exhibit A attached hereto that are eligible to vote on the applicable matter, and any other securities of the Company that hereafter are issued to or otherwise directly or indirectly acquired by Shareholder prior to the termination of this Agreement upon the conversion of any of the securities set forth on Exhibit A attached hereto that are eligible to vote on the applicable matter.

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Article II
COVENANTS OF SHAREHOLDER REGARDING SUBJECT SECURITIES

Shareholder hereby covenants and agrees that until the termination of this Agreement:

2.1       Meetings and Written Consents. At any annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, Shareholder shall appear at each such meeting or otherwise cause all of the Subject Securities eligible to be counted as present thereat for purposes of determining a quorum to be so counted as present thereat for purposes of determining a quorum. Shareholder agrees that the obligations specified in this Section 2.1 shall not be affected by any Company Adverse Recommendation Change except to the extent the Merger Agreement is terminated as a result thereof. For purposes of this Agreement, the term “Subject Securities” shall mean, collectively, the shares of Company Common Stock, the shares of Series A Preferred Stock, the shares of Series B Preferred Stock, the shares of Company Common Stock underlying Company Options and the convertible instruments of the Company set forth on Exhibit B attached hereto, and any other securities of the Company that hereafter are issued to or otherwise directly or indirectly acquired (including upon the conversion of any of the securities set forth on Exhibit B attached hereto) by Shareholder prior to the termination of this Agreement.

2.2       No Transfer; No Inconsistent Arrangements. Except as expressly provided hereunder or pursuant to the Merger Agreement, from and after the date hereof and until this Agreement is terminated in accordance with Section 6.2, Shareholder shall not, directly or indirectly, (i) grant or create any Encumbrance, other than Permitted Encumbrances (as defined below), on any or all of the Subject Securities, (ii) transfer, sell, assign, tender, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Securities, or any right, title or interest therein (including any right or power to vote to which Shareholder may be entitled) or agree to do or consent to any of the foregoing, (iii) enter into (or caused to be entered into) any Contract with respect to any Transfer of any of the Subject Securities, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of the Subject Securities (other than, if desirable to Shareholder, to cause the Subject Securities that are not Voting Securities to be voted and to consent in the manner Voting Securities are required to be voted or to consent in accordance with Section 1.1), (v) deposit or permit the deposit of any of the Subject Securities into a voting trust or enter into a voting agreement or similar arrangement, commitment or understanding with respect to any of the Subject Securities, or (vi) take or permit any other action that would reasonably be expected to prevent or materially restrict, disable or delay the consummation by Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact Shareholder’s ability to perform its obligations hereunder in any material respect. Notwithstanding the foregoing, Shareholder may make Transfers of any of the Subject Securities as Parent may, in its sole discretion, agree in writing. If any involuntary Transfer of any of the Subject Securities shall occur (including, but not limited to, a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until is terminated in accordance with Section 6.2.

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2.3       No Exercise of Appraisal Rights; No Participation in Proceedings.

(a)       No Appraisal Rights. To the extent Shareholder is found to have a right to demand appraisal of any of the Subject Securities or a right to dissent from the transactions contemplated by the Merger Agreement (collectively, “Appraisal Rights”), Shareholder (i) waives and agrees not to exercise any such Appraisal Rights (including, without limitation, under Article 113 of the Colorado Business Corporation Act, as amended); and (ii) agrees not to commence, participate in or voluntarily aid in any way any claim or proceeding to seek (or file any petition related to) Appraisal Rights in connection with the transactions contemplated by the Merger Agreement.

(b)       No Participation in Proceedings. Shareholder (A) agrees not to directly or indirectly participate in, commence or join, as a plaintiff or as a member of a class, whether on Shareholder’s own behalf or derivatively on behalf of the Company, in any Proceeding (including any class action), with respect to any claim, derivative or otherwise and whether relating to Appraisal Rights or otherwise, against Parent, Merger Sub, the Company, any of the Company’s Subsidiaries, any of the Professional Corporations or any of the successors, Affiliates or Representatives of any of the foregoing, (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging breach of any fiduciary or other duty by any Person or violation of any Law in connection with the Merger Agreement or the transactions contemplated thereby; (B) agrees to take all actions necessary to opt out of any Proceeding (including any class action) described in subclause (A) of this Section 2.3(b); and (C) agrees to promptly pay to Parent via wire transfer of immediately available funds any amounts received by Shareholder, in its capacity as a member of a class or otherwise, with respect to any such claim described in subclause (A) of this Section 2.3(b).  Notwithstanding the foregoing, nothing in this Section 2.3(b) shall constitute, or be deemed to constitute, a waiver or release by Shareholder of any claim or cause of action against Parent or Merger Sub or their respective Representatives to the extent arising out of a breach of the Merger Agreement by Parent or Merger Sub subject to Section 8.4(f)(i) of the Merger Agreement.

2.4       Adjustments. In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Securities, including, without limitation, the Voting Securities, the terms of this Agreement shall apply to all additional or resulting securities such that such additional and resulting securities shall constitute Subject Securities and, to the extent that such additional or resulting securities are in respect of Voting Securities, also shall constitute Voting Securities for purposes of this Agreement.

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Article III
ADDITIONAL COVENANTS

3.1       Documentation and Information. Except as required by applicable Law, Shareholder shall not make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion); provided that Shareholder may disclose the terms of this Agreement and file a copy hereof in a Schedule 13D filed with the SEC. Shareholder consents to and hereby authorizes Parent, the Company and the Surviving Corporation to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent, the Company or the Surviving Corporation reasonably determines to be necessary in connection with the Merger Agreement and any transactions contemplated by the Merger Agreement, Shareholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Shareholder’s commitments and obligations under this Agreement, and Shareholder acknowledges that Parent, the Company and the Surviving Corporation may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Shareholder agrees to promptly give Parent, the Company and the Surviving Corporation any information that is in its possession that Parent, the Company or the Surviving Corporation may reasonably request for the preparation of any such disclosure documents, and Shareholder agrees to promptly notify Parent, the Company and the Surviving Corporation of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Shareholder shall become aware that any such information shall have become false or misleading in any material respect.

3.2       No Solicitation. Subject to Section 6.17, Shareholder shall not, and shall cause its directors and officers in their capacities as such not to, and shall direct its other Representatives not to directly or indirectly, (i) solicit, initiate, encourage or facilitate, including by the making of a public announcement, the submission by any Person(s) to the Company of any Company Takeover Proposal or any inquiries or proposals that would reasonably be expected to lead to any Company Takeover Proposal; (ii) initiate or participate or continue to participate in any discussions and negotiations with any Person(s) regarding any Company Takeover Proposal or any inquiries or proposals that would reasonably be expected to lead to any Company Takeover Proposal; (iii) furnish to any Person(s) information (including non-public Company information) in connection with any Company Takeover Proposal or any inquiries or proposals that would reasonably be expected to lead to a Company Takeover Proposal; (iv) approve, recommend, declare advisable or enter into a Company Acquisition Agreement; (v) otherwise cooperate with, assist, participate in and facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Company Takeover Proposal; or (vi) agree to or propose publicly to do any of the foregoing. Shareholder shall, and shall cause each of its Subsidiaries to, and shall direct the Representatives of Shareholder and its Subsidiaries to (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person and its Representatives (other than Parent, Merger Sub or any of their respective Representatives) conducted heretofore with respect to any Company Takeover Proposal, and (B) not terminate, amend, release or modify any provision of any standstill agreement (including any standstill provisions contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party. Shareholder makes no agreement or understanding in this Agreement with respect to any action or omission by himself in his role as a director of the Company in the discharge of his fiduciary duties to the Company or its shareholders, and nothing in this Agreement: (a) will limit or affect any action or omission taken by Shareholder in his role as a director of the Company in such discharge, including in exercising rights of the Company under the Merger Agreement, and no such action or omission shall be deemed a breach of this Agreement so long as such action or omission occurred strictly in the discharge by him of his director’s fiduciary duties to the Company or its shareholders; or (b) will be construed to prohibit, limit or restrict Shareholder in his role as a director of the Company from exercising his fiduciary duties as a director of the Company.

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3.3       Ownership of Subject Securities. Shareholder hereby agrees that as of the date hereof the number of Subject Securities owned of record and beneficially (as defined in Rule 13d-3 under the Exchange Act) by Shareholder is as set forth on Exhibit B hereto.

3.4       No Conversion of Company Options. Shareholder shall not exercise any Company Options held directly or indirectly by Shareholder prior to the Effective Time.

3.5       Further Assurances.

(a)       Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions as may be reasonably necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)       Shareholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Securities acquired by Shareholder after the date hereof which are not set forth on Exhibit B hereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent and Merger Sub that:

4.1       Organization, Authority; Execution and Delivery; Enforceability. Shareholder is a natural person and is not married. Shareholder has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of Shareholder has full power, authority and capacity to execute and deliver this Agreement on behalf of Shareholder and to thereby bind Shareholder), to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. This Agreement has been duly executed and delivered by Shareholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

4.2       Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by Shareholder with the terms of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of Shareholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) if Shareholder is not a natural person, any provision of any of the Organizational Documents of Shareholder, (ii) any Contract to or by which Shareholder is a party or bound or to or by which any of the properties or assets of Shareholder (including the Subject Securities) is bound or subject or (iii) subject to the governmental filings and other matters referred to in the last sentence of this Section 4.2, any Law, in each case, applicable to Shareholder or to Shareholder’s properties or assets (including the Subject Securities). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person (including with respect to natural persons, any spouse, and with respect to trusts, any co-trustee or beneficiary) is required by or with respect to Shareholder in connection with the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated by this Agreement or the compliance by Shareholder with the terms of this Agreement, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

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4.3       Ownership of Subject Securities; Total Shares. Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Subject Securities and has good and marketable title to all of the Subject Securities free and clear of any Encumbrances, except for any such Encumbrance that may be imposed pursuant to (i) this Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities Law (collectively, “Permitted Encumbrances”). The Subject Securities set forth on Exhibit B attached hereto constitute all of the securities of the Company owned of record and beneficially owned (as defined in Rule 13d-3 under the Exchange Act) or owned of record by Shareholder as of the date hereof.

4.4       Voting and Dispositive Power. Shareholder has full voting power with respect to all of the Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to of the Subject Securities. None of the Subject Securities are subject to any shareholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting or disposing of the Subject Securities, except as provided hereunder.

4.5       Reliance. Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

4.6       Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the actual knowledge of Shareholder, threatened in writing against Shareholder or any of Shareholder’s properties or assets (including any shares of the Subject Securities) before or by any Governmental Entity that could reasonably be expected to prevent or materially delay or impair the consummation by Shareholder of the transactions contemplated by this Agreement or otherwise materially impair Shareholder’s ability to perform its obligations hereunder.

4.7       Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder.

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Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Shareholder that:

5.1       Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

5.2       Authority for this Agreement. Each of Parent and Merger Sub has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Shareholder, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

Article VI
MISCELLANEOUS

6.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery to the party to be notified, (b) delivered by email or facsimile; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 6.1, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 6.1, or (c) delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to Parent:

Mid-Atlantic Dental Services Holdings, LLC
630 West Germantown Pike, Suite 120
Plymouth Meeting, Pennsylvania 19642
Email:	cmgoldman@mid-atlanticdental.com
Attention:	C. Mitchell Goldman, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103
Attention:	Richard A. Silfen
Facsimile:	(215) 827-5548
Email:	rasilfen@duanemorris.com
Attention:	Barry Steinman
Email:	bsteinman@duanemorris.com
Facsimile:	(215) 754-4840

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If to Shareholder:

Fred Birner
1777 South Harrison Street, Suite 1400
Denver, Colorado 80210
Email:	fbirner@birnerdental.com
Facsimile:	(303) 691-1874

with a copy (which shall not constitute notice) to:

Sherman & Howard, LLC
633 17th Street, Suite 3000
Denver, CO 80202
Attention:	Garth B. Jensen
Email:	gjensen@shermanhoward.com
Facsimile:	303.298.0940

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 6.1. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

6.2       Termination. Subject to Section 6.3, this Agreement shall terminate automatically without any notice or other action by any Person, upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the mutual written consent of Parent and Shareholder, and (iv) the date on which the parties to the Merger Agreement enter into a material amendment thereto without the prior written consent of Shareholder.

6.3       Survival. The provisions of Section 2.3, Article IV, Article V and this Article VI shall survive any termination of this Agreement, and the termination of this Agreement shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination hereof.

6.4       Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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6.5       Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by the Merger Agreement are consummated.

6.6       Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

6.7       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 2.2; provided, however, that Parent may assign its rights, interests or obligations hereunder to a Subsidiary or Affiliate of Parent without the prior written consent of the other party hereto.

6.8       Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware.

6.9       Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement.

6.10     Counterparts. This Agreement may be executed in two (2) or more counterparts and by facsimile signatures, which taken together still constitute collectively one agreement. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart with each party’s counterpart or facsimile signature.

6.11     Entire Agreement. This Agreement and the Merger Agreement contain all of the terms agreed upon between the parties hereto with respect to the subject matter of this Agreement and the Merger Agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement and the Merger Agreement fully and completely express the agreement of the parties hereto.

6.12     Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law

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6.13     Specific Performance. The parties agree that irreparable damage may occur to Parent and Merger Sub if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that Parent and Merger Sub shall each be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity. In any proceeding for specific performance, Shareholder shall waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 6.13.

6.14     Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

6.15     Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

6.16     Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document or any law herein shall be construed as referring to such contract, instrument or other document or law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

6.17     No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Shareholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Shareholder or exercise any power or authority to direct Shareholder in the voting of any of the Subject Securities, except as otherwise provided herein.

6.18     Amendment and Restatement of Voting and Support Agreement. This Agreement amends and restates in its entirety the Voting and Support Agreement, by and between Parent and Shareholder, dated October 3, 2018.

[Signature Page Follows]

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The parties are executing this Agreement on the date set forth in the introductory clause.

PARENT:

Mid-Atlantic Dental Services Holdings, LLC

By:	/s/ C. Mitchell Goldman
Name:	C. Mitchell Goldman
Title:	Chief Executive Officer

SHAREHOLDER:

/s/ Frederic Birner
Frederic Birner

EXHIBIT A

VOTING SECURITIES

Voting Security Owned of Record and Beneficially:

•	240,987 shares of Company Common Stock

EXHIBIT B

SUBJECT SECURITIES

Subject Security Owned of Record and Beneficially:

•	264,155 shares of Company Common Stock

•	Options to acquire 137,500 shares of Company Common Stock